Exhibit 10.25

BROADRIDGE

EXECUTIVE RETIREMENT AND SAVINGS PLAN

(Amended and Restated Effective as of January 1, 2019)

Exhibit 10.25

BROADRIDGE EXECUTIVE RETIREMENT AND SAVINGS PLAN

(Amended and Restated Effective as of January 1, 2019)

Broadridge Financial Solutions, Inc. hereby amends and restates the Broadridge Executive Retirement and Savings Plan, effective January 1, 2019. The purpose of the Broadridge Executive Retirement and Savings Plan is to provide specified deferred compensation benefits to a select group of United States based management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries.

ARTICLE I

DEFINITIONS

1.1    “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.2    “Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to (a) the sum of the Participant’s Annual Deferral Amount, Annual Company Restoration Matching Contribution Amount, Annual Company Restoration Basic Contribution Amount and Annual Company Additional Contribution Amount (or, if applicable, the Company transition contribution amount as provided under Section 3.10) for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to the Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.3    “Annual Company Additional Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.4    “Annual Company Restoration Basic Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5    “Annual Company Restoration Matching Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.

1.6    “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary and Bonus that a Participant defers in accordance with Article III from any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.7    “Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around the first business day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs. For purposes of the Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.8    “Base Salary” shall mean, for any one Plan Year, a Participant’s base salary for services performed in such Plan Year.

1.9    “Beneficiary” or “Beneficiaries” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article X, that are entitled to receive benefits under the Plan upon a Participant’s death.

1.10    “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.11    “Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles IV through IX, as applicable.

1.12    “Board” shall mean the Board of Directors of the Company.

1.13    “Bonus” shall mean, for any one Bonus Year, a Participant’s annual bonus with respect to the Bonus Year, of which no amount is paid or payable during such Bonus Year and which otherwise constitutes “fiscal year compensation” within the meaning of Treasury Regulation Section 1.409A-2(a)(6). Notwithstanding anything to the contrary in this Plan, Bonus shall not include commissions.

1.14    “Bonus Year” shall mean a period beginning on July 1 of a calendar year and continuing through June 30 of the following calendar year.

1.15    “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5).

1.16    “Change in Control Benefit” shall have the meaning set forth in Article V.

1.17    “Claimant” shall have the meaning set forth in Section 14.1.

1.18    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury Regulations and applicable authorities promulgated thereunder.

1.19    “Committee” shall mean the Retirement Committee appointed by the Compensation Committee to administer the Plan in accordance with Article XIII.

1.20    “Company” shall mean Broadridge Financial Solutions, Inc. and any successor to all or substantially all of the Company’s assets or business.

1.21    “Compensation” shall mean Compensation as defined in the 401(k) Plan.

1.22    “Compensation Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

1.23    “Death Benefit” shall mean the benefit set forth in Article IX.

1.24    “Delay Period” shall have the meaning set forth in Section 16.18.

1.25    “Disability” or “Disabled” shall mean, as determined by the Committee in accordance with Treasury Regulation Section 1.409A‑3(i)(4), that a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. For purposes of the Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.26    “Disability Benefit” shall mean the benefit set forth in Article VIII.

1.27    “Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.28    “Eligible Compensation” shall mean, for any one Plan Year, a Participant’s Compensation, excluding commissions, but including Base Salary and Bonus deferred under the

Plan that would otherwise qualify as Compensation for the Plan Year, without regard to the limitation under Code Section 401(a)(17) (as may be adjusted from time to time).

1.29    “Employee” shall mean a person who is a common law employee on the books and records of the Employer.

1.30    “Employer(s)” shall be defined as follows:

(a)    Except as otherwise provided in Section 1.30(b) below, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

(b)    For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)    The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under the Plan arises; and
(ii)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.31    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.32    “401(k) Plan” shall mean the Broadridge Financial Solutions, Inc. Retirement Savings Plan, as it may be amended from time to time, or any successor thereto.

1.33    “Limited Cashout” shall have the meaning set forth in Section 4.3.

1.34    “Measurement Funds” shall have the meaning set forth in Section 3.8(a).

1.35    “Participant” shall mean any Employee (a) who is eligible to participate in the Plan under Section 2.1, (b) who enrolls in the Plan in accordance with Section 2.2, and (c) whose executed Election Form and Beneficiary Designation Form are accepted by the Committee.

1.36    “Performance-Based Compensation” shall mean compensation the amount of or entitlement to which is contingent on satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months for which the outcome is substantially uncertain at the time the criteria are established, which performance criteria are established in writing by not later than ninety (90) days after the commencement of the performance period, and which meets the other requirements set forth in Treasury Regulation Section 1.409A-1(e).

1.37    “Plan” shall mean the Broadridge Executive Retirement and Savings Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.38    “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.39    “Retirement,“ “Retire(s)” or “Retired” shall mean with respect to a Participant a Separation from Service on or after the date on which such Participant is at least fifty‑five (55) years old with at least five (5) Years of Service.

1.40    “Retirement Benefit” shall mean the benefit set forth in Article VI.

1.41    “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.42    “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treasury Regulation Section 1.409A‑1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)    For a Participant who provides services to an Employer as an employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

(b)    If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such 6‑month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(c)    If a Participant provides services for an Employer as both an employee and as a director, to the extent permitted by Treasury Regulation Section 1.409A‑1(h)(5) the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director.

1.43    “Specified Employee” shall mean any Participant who is determined to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the Treasury Regulations thereunder, for the applicable period.

1.44    “Termination Benefit” shall mean the benefit set forth in Article VII.

1.45     “Trust” shall mean one or more trusts established by the Company, acting through the Committee, in accordance with Article XV.

1.46    “Trustee” shall mean the Trustee as defined in the Trust.

1.47    “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee (or its delegate) based on the relevant facts and circumstances.

1.48    “Years of Service” shall mean Vesting Service as defined in the 401(k) Plan.

ARTICLE II

PARTICIPATION

2.1Eligibility.

(a)    Unless otherwise determined by the Committee and set forth in writing in accordance with uniform procedures established by the Committee in its sole discretion, any United States based Employee of the Company or one of its subsidiaries who is appointed by the Board as a corporate vice president or more senior corporate officer of the Company or is appointed to a position in Executive Level D, Executive Level E, Executive Level F, Executive Level G or Executive Level H, shall be eligible to participate in the Plan effective on the first day of the next calendar quarter and to elect to defer Base Salary or Bonus under Section 3.1.

(b)    Unless otherwise determined by the Committee and set forth in writing in accordance with uniform procedures established by the Committee in its sole discretion, any United States based Employee of the Company or one of its subsidiaries who is appointed by the Board as a corporate vice president or more senior corporate officer of the Company on or after January 1, 2014, is appointed to a position in Executive Level D on or after January 1, 2014 (or, if the Employee did not accrue a benefit under the Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan or the Broadridge Financial Solutions, Inc. Supplemental Executive Retirement Plan as of December 31, 2014, on or before December 31, 2014), or is in Executive Level E, Executive Level F, Executive Level G or Executive Level H, shall be eligible to receive an Annual Company Restoration Matching Contribution Amount under Section 3.4 and an Annual Company Restoration Basic Contribution Amount under Section 3.5 (or, if applicable, a Company transition contribution amount as provided under Section 3.10) after being employed with the Company for a period of service (i) at least as long as is required to be eligible for a “matching employer contribution” under the 401(k) Plan in the case of an Annual Company Restoration Matching Contribution Amount and (ii) at least as long as is required to be eligible for an “employer non‑elective contribution” under the 401(k) Plan in the case of an Annual Company Restoration Basic Contribution Amount.

(c)    Unless otherwise determined by the Committee and set forth in writing in accordance with uniform procedures established by the Committee in its sole discretion, any United States based Employee of the Company or one of its subsidiaries who is appointed by the Board as a corporate vice president or more senior corporate officer of the Company on or after January 1, 2014, or is appointed to a position in Executive Level D on or after January 1, 2014 (or, if the Employee did not accrue a benefit under the Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan or the Broadridge Financial Solutions, Inc. Supplemental Executive Retirement Plan as of December 31, 2014, on or before December 31, 2014) shall be eligible to receive an Annual Company Additional Contribution Amount under Section 3.6 after being employed with the Company for a period of service at least as long in duration as is required to be eligible for an “employer non‑elective contribution” under the 401(k) Plan in the case of an Annual Company Additional Contribution Amount.

2.2Enrollment. As a condition of participation, an Employee who is eligible to participate in the Plan under Section 2.1 shall complete, execute and return to the Committee an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of Section 3.2. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary or appropriate. An eligible Employee who fails to timely meet the enrollment requirements under this Section 2.2 shall not be eligible to participate in the Plan until such time as determined by the Committee consistent with complying with Section 409A of the Code.

2.3Commencement of Participation. Each Employee who is eligible to participate in the Plan under Section 2.1 shall commence participation on the date that the Committee determines that such Employee has met all enrollment requirements set forth in the Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

2.4Termination of Participation. An Employee eligible to participate in the Plan under Section 2.1 shall remain a Participant until his or her entire vested Account Balance is distributed. However, an eligible Employee who has become a Participant may or may not be an active Participant who is eligible to defer Base Salary, Bonus or both for a particular Plan Year or Bonus Year, or eligible to receive an Annual Company Restoration Matching Contribution Amount, an Annual Company Restoration Basic Contribution Amount or an Annual Company Additional Contribution Amount (or, if applicable, the Company transition contribution amount as provided under Section 3.10) for a particular Plan Year, depending upon whether he or she has made timely and proper deferral elections under Article III for compensation otherwise payable in such Plan Year or ceased to be eligible to participate in the Plan or a portion thereof.

ARTICLE III

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1    Annual Deferral Amounts; Maximum and Minimum Base Salary and Bonus Deferrals. A Participant may elect to defer, for each Plan Year, up to 50 percent of the Participant’s Base Salary and, for each Bonus Year, up to 100 percent of the Participant’s Bonus. Elections to defer Base Salary shall take the form of a whole percentage. Elections to defer Bonus shall take the form of a flat dollar amount or a whole percentage. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year or Bonus Year, then to the extent required by Section 3.2 and Section 409A of the Code and related Treasury Regulations, the maximum amount of the Participant’s Base Salary and Bonus that may be deferred by the Participant for the Plan Year or Bonus Year, as applicable, shall be determined by applying the percentages set forth above to the portion of such Base Salary and Bonus attributable to services performed after the date that the Participant’s deferral election is made.

3.2    Timing of Deferral Elections; Effect of Participant Election(s).

(a)    General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Base Salary or Bonus, the Participant must submit an Election Form on or before the deadline established by the Committee, which shall be no later than (i) in the case of an election to defer Base Salary, the December 31st preceding the Plan Year in which such Base Salary will be earned or (ii) in the case of an election to defer Bonus, the June 30th preceding the Bonus Year for which such Bonus will be earned. Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for a Bonus that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such Bonus by submitting a new Election Form in accordance with Section 3.2(c) below.

(b)    Timing of Deferral Elections for New Plan Participants. An Employee who first becomes eligible to participate in the Plan in accordance with Section 2.1(a) on or after the beginning of a Plan Year or Bonus Year, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulation Section 1.409A‑1(c)(2), may be permitted to make an election to defer the portion of Base Salary and Bonus attributable to services to be performed after such election, provided that the Participant submits Election Form(s) on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan. If a deferral election made in accordance with this Section 3.2(b) relates to Bonus earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of such Bonus for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period. Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

(c)    Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for a Bonus that qualifies as Performance-Based Compensation may be made by submitting Election Form(s) on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period. In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such Performance-Based Compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such Performance-Based Compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Bonus that has become readily ascertainable.

(d)    Separate Deferral Elections for Each Year. In order to defer Base Salary and Bonus with respect to a particular Plan Year or Bonus Year, a Participant must submit a separate deferral election with respect to Base Salary and Bonus for such Plan Year or Bonus Year by affirmatively filing an Election Form during the enrollment period established by the Committee prior to the beginning of such Plan Year or Bonus Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year or Bonus Year (unless otherwise specified on the Election Form).

3.3    Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for a Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.4    Annual Company Restoration Matching Contribution Amounts. Subject to Section 3.10, a Participant’s Annual Company Restoration Matching Contribution Amount, if any, for a Plan Year shall be equal to the additional matching employer contribution the Company would have otherwise credited to the Participant’s account in the 401(k) Plan, assuming that the Participant’s Annual Deferral Amount for such Plan Year had instead been contributed to the 401(k) Plan and the limitation under Code Section 401(a)(17) did not apply (except that (i) a Participant must defer the maximum amount under the 401(k) Plan permitted under Code Section 402(g) (as may be adjusted from time to time) for the Plan Year to be eligible for an Annual Company Restoration Matching Contribution Amount and (ii) the Annual Company Restoration Matching Contribution Amount shall be determined as a set percentage (as set forth under the 401(k) Plan for a particular Plan Year, taking into account whether a Participant is a long service participant (as defined under the 401(k) Plan)) of Eligible Compensation (not to exceed the first six percent (6%) of Eligible Compensation (including the portion of a Participant’s Base Salary and Bonus that is deferred under the Plan) in excess of the lesser of (a) the limitation under Code Section 401(a)(17) (as may be adjusted from time to time) or (b) Compensation under the 401(k) Plan (excluding commissions)) contributed pursuant to a deferral election under the Plan). By way of illustration, Supplement A of the Plan sets forth a sample calculation of the Annual Company Restoration Matching Contribution Amount. The Participant’s Annual Company Restoration Matching Contribution Amount, if any, shall be credited to the Participant’s Annual Account on or around April 1st of the Plan Year following the Plan Year to which the Annual Company Restoration Matching Contribution Amount relates. No Annual Company Restoration Matching Contribution Amount shall be credited for a Plan Year unless the Participant is an active Employee on December 31 of the Plan Year, except that a Participant who retires prior to December 31 of the Plan Year and on or after the date the Participant attains age 65 shall be eligible to receive an Annual Company Restoration Matching Contribution Amount determined based on the Participant’s Eligible Compensation as of the date of retirement for the Plan Year. The Plan shall be interpreted in a manner which is consistent with the anti‑conditioning rules under Section 401(k)(4) of the Code and election rules under Section 409A of the Code and Treasury Regulation Section 1.409A-2(a)(9).

3.5    Annual Company Restoration Basic Contribution Amounts. Subject to Section 3.10, a Participant’s Annual Company Restoration Basic Contribution Amount, if any, for a Plan Year shall be equal to the additional “employer non‑elective contribution” the Company would have otherwise credited to the Participant’s account in the 401(k) Plan, assuming that the Participant’s Annual Deferral Amount for such Plan Year had instead been contributed to the 401(k) Plan and the limitation under Code Section 401(a)(17) did not apply (except that the Annual Company Restoration Basic Contribution Amount shall be determined under a formula using the percentage (as set forth under the 401(k) Plan for a particular Plan Year, taking into account the Participant’s years of service (as defined under the 401(k) Plan)) of Eligible Compensation (including the portion of a Participant’s Base Salary and Bonus that is deferred under the Plan) in excess of the lesser of (a) the limitation under Code Section 401(a)(17) (as may be adjusted from time to time) or (b) Compensation under the 401(k) Plan (excluding commissions)). By way of illustration, Supplement A of the Plan sets forth a sample calculation of the Annual Company Restoration Basic

Contribution Amount. The Participant’s Annual Company Restoration Basic Contribution Amount, if any, shall be credited to the Participant’s Annual Account on or around April 1st of the Plan Year following the Plan Year to which the Annual Company Restoration Basic Contribution Amount relates. No Annual Company Restoration Basic Contribution Amount shall be credited for a Plan Year unless the Participant is an active Employee on December 31 of the Plan Year, except that a Participant who retires prior to December 31 of the Plan Year and on or after the date the Participant attains age 65 shall be eligible to receive an Annual Company Restoration Basic Contribution Amount determined based on the Participant’s Eligible Compensation as of the date of retirement for the Plan Year. The Plan shall be interpreted in a manner which is consistent with the anti‑conditioning rules under Section 401(k)(4) of the Code and election rules under Section 409A of the Code and Treasury Regulation Section 1.409A-2(a)(9).

3.6    Annual Company Additional Contribution Amount. A Participant’s Annual Company Additional Contribution Amount, if any, contributed by the Company for a Plan Year shall be equal to three percent (3%) of Eligible Compensation. The Participant’s Annual Company Additional Contribution Amount, if any, shall be credited to the Participant’s Annual Account on or around April 1st of the Plan Year following the Plan Year to which the Annual Company Additional Contribution Amount relates. No Annual Company Additional Contribution Amount shall be credited for a Plan Year unless the Participant is an active Employee on December 31 of the Plan Year, except that a Participant who retires prior to December 31 of the Plan Year and on or after the date the Participant attains age 65 shall be eligible to receive an Annual Company Additional Contribution Amount determined based on the Participant’s Eligible Compensation as of the date of retirement for the Plan Year. The Plan shall be interpreted in a manner which is consistent with the anti‑conditioning rules under Section 401(k)(4) of the Code and election rules under Section 409A of the Code and Treasury Regulation Section 1.409A-2(a)(9).

3.7    Vesting.

(a)    A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8.

(b)    A Participant shall be vested in the portion of his or her Account Balance attributable to any Annual Company Restoration Matching Contribution Amounts and Annual Company Restoration Basic Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8, only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan had such amounts been “matching employer contributions” or “employer non-elective contributions” under the 401(k) Plan.

(c)    A Participant shall be vested in the portion of his or her Account Balance attributable to any Annual Company Additional Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8, only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan had such amounts been “non‑elective contributions” under the 401(k) Plan.

(d)    A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Company transition contribution amounts as provided under Section 3.10, plus amounts credited or debited on such amounts pursuant to Section 3.8.

3.8    Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)    Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee (or its delegate), in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee (or its delegate) may, in its sole discretion, discontinue, substitute or add a Measurement Fund. The discontinuance or substitution of any Measurement Fund will take effect 30 days after the day on which the Company gives Participants advance written notice of such change. The addition of any new Measurement Fund will take effect on the day on which the Company gives Participants written notice of such change.

(b)    Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2, shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds described in Section 3.8(a), the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.8(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)    Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund(s), as applicable, to be allocated/reallocated.

(d)    Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds selected by the Participant.

(e)    No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.9    Withholding. To the extent required by law, the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

3.10    Company Transition Contribution Amount. Notwithstanding Sections 3.4 and 3.5, a United States based Employee of the Company or one of its subsidiaries who is in Executive Level E or Executive Level F and participated in the Broadridge Financial Solutions, Inc. Executive Deferred Compensation Program for the 2014 calendar year, and who defers at least six percent (6%) of his Eligible Compensation to the 401(k) Plan and the Plan, shall receive a Company transition contribution amount under the Plan equal to the greater of either (a) the sum of the Annual Company Restoration Matching Contribution Amount under Section 3.4 and the Annual Company Restoration Basic Contribution Amount under Section 3.5, or (b) the amount of the company matching credit under the Broadridge Financial Solutions, Inc. Executive Deferred Compensation Program for the 2014 calendar year. An individual who receives a Company transition contribution amount under this Section 3.10 shall not receive an Annual Company Restoration Matching Contribution Amount under Section 3.4 or an Annual Company Restoration Basic Contribution Amount under Section 3.5. No Company Transition contribution amount shall be credited under this Section 3.10 unless the Participant is an active Employee on December 31 of the Plan Year, except that a Participant who retires prior to December 31 of the Plan Year and on or after the date the Participant attains age 65 shall be eligible to receive a prorated Company transition contribution amount determined as of the date of retirement for the Plan Year.

ARTICLE IV

SCHEDULED DISTRIBUTIONS; UNFORESEEABLE EMERGENCIES

4.1    Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive all or a portion of his or her vested Annual Account, plus amounts credited or debited on that amount under Section 3.8, in the form of a lump sum payment or pursuant to an Annual Installment Method of up to 15 years (or, in the event no payment form is elected, in the default form of a lump sum payment), calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section 4.1 (a “Scheduled Distribution”). The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee. Subject to the other terms and conditions of the Plan, each Scheduled Distribution elected shall be paid out during a 60-day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2015, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2019, and the Scheduled Distribution would be paid out during the 60-day period commencing immediately after such Benefit Distribution Date.

4.2    Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1, and have such amount paid out during a 60-day period commencing immediately after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:

(a)    The election of the new Benefit Distribution Date shall have no effect until at least 12 months after the date on which the election is made;

(b)    The new Benefit Distribution Date selected by the Participant for such Scheduled Distribution must be the first day of a Plan Year that is no sooner than 5 years after the previously designated Benefit Distribution Date; and

(c)    The election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.3    Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles V through IX, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article IV. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Account Balance, provided that any such distribution is made in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout shall be subject to the following requirements:

(a)    The Committee’s exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment;

(b)    The lump sum payment shall result in the termination and liquidation of the entirety of the Participant’s Account Balance under the Plan as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2) with the Account Balance; and

(c)    The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the account(s) being distributed from the Plan in accordance with Treasury Regulation Section 1.409A-1(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.

Any such Limited Cashout shall be calculated as of the last business day of the month in which the Committee’s determination to make the Limited Cashout occurs, and such lump sum payment shall be made within 60 days following such determination.

4.4    Unforeseeable Emergencies.

(a)    If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a Scheduled Distribution or a distribution event described in Articles V through IX, as applicable, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with the provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under the Plan. If the Committee (or its delegate), in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such approval by the Committee (or its delegate) occurs and such payout shall be distributed to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date. In addition, in the event of such approval, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(b)    A Participant’s deferral elections under the Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

ARTICLE V

CHANGE IN CONTROL BENEFIT

5.1    Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change in Control Benefit”). The Benefit Distribution Date for the Change in Control Benefit, if any, shall be the date on which the Change in Control occurs. If a Participant elects not to receive a Change in Control Benefit, or fails to make an election in connection with his or her commencement of participation in the Plan, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of the Plan.

5.2    Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE VI

RETIREMENT BENEFIT

6.1    Retirement Benefit. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to elect to receive his or her vested Account Balance in either a lump sum or annual installment payments under Section 6.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (a) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (b) for all other Participants, the date on which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for the Annual Account in accordance with Section 6.2(b), the Benefit Distribution Date for the Annual Account subject to such change shall be determined in accordance with Section 6.2(b).

6.2    Payment of Retirement Benefit.

(a)    In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years. If a Participant does not make any election with respect to the payment of an Annual Account under this Section 6.2, then payment of such Annual Account shall be made as provided under Article IV, subject to acceleration in the event of the Participant’s death under Article IX.

(b)    A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)    The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)    The new Benefit Distribution Date for such Annual Account shall be 5 years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and

(iii) The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.

For purposes of applying the provisions of this Section 6.2(b), a Participant’s election to change the form of payment for an Annual Account shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 6.2(b), the Election Form most recently accepted by the Committee that has become effective for an Annual Account shall govern the form of payout of such Annual Account.

(c)    The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the applicable Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after the first day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.

ARTICLE VII

TERMINATION BENEFIT

7.1    Termination Benefit. If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be (a) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (b) for all other Participants, the date on which the Participant experiences a Separation from Service.

7.2    Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE VIII

DISABILITY BENEFIT

8.1    Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles V through VII or IX, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

8.2    Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE IX

DEATH BENEFIT

9.1    Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date of the Participant’s death.

9.2    Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE X

BENEFICIARY DESIGNATION

10.1    Beneficiaries.

(a)    Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b)    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.

10.2    Beneficiary Designation. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.3    Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.4    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.5    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.6    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.7    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and that Participant’s Plan agreement shall terminate upon such full payment of benefits.

ARTICLE XI

LEAVE OF ABSENCE

11.1    Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2    Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE XII

TERMINATION; PLAN AMENDMENT

12.1    Termination of Plan. Although it is anticipated that the Plan will continue for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company, acting through the Board or the Compensation Committee, reserves the right to terminate the Plan with respect to all or some of the Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Annual Company Restoration Matching Contribution Amounts, Annual Company Restoration Basic Contribution Amounts or Annual Company Additional Contribution Amounts (or, if applicable, the Company transition contribution amount as provided under Section 3.10). However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Section 409A of the Code, and additional amounts shall continue to be credited or debited to such Participants’ Account Balances pursuant to Section 3.8. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation Section 1.409A‑3(j)(4)(ix).

12.2    Amendment.

(a)    The Company, acting through the Board or the Compensation Committee, may, at any time, amend or modify the Plan in whole or in part. In addition, the Plan may be amended by the Committee at any time provided that any such amendment is necessary (A) to bring the Plan into compliance with the Code or other applicable law, or (B) to make any changes which do not result, when aggregated with any other amendments to the Plan made by the Committee during the immediately preceding fiscal year (ignoring inflation trends), in a more than ten percent (10%) increase (when compared to such immediately preceding fiscal year) in the cost of maintaining the Plan to the Company and all other Employers. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 shall be effective.

(b)    Notwithstanding Section 12.2(a) above, in the event that the Company, acting through the Committee, determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Section 409A of the Code, the Company, acting through the Committee, may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that it determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company, acting through the Committee, determines necessary or appropriate to comply with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder.

12.3    Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan.

ARTICLE XIII

ADMINISTRATION
Committee. The Plan shall be administered by a Retirement Committee (“Committee”), which shall be appointed by the Compensation Committee. Members of the Committee may be Participants under the Plan. The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan, including determinations regarding eligibility for benefits payable under the Plan, and (c) take any other actions necessary or appropriate to administer the Plan, including selecting and establishing Measurement Funds. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. The Committee may, in its sole discretion and from time to time, delegate any administrative or ministerial duties related to the Plan to any officers or staff of the Company.

13.1    Agents. In the administration of the Plan, the Committee, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.2    Binding Effect of Decisions. The decision or action of the Committee, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.3    Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee seeking indemnification hereunder.

13.4    Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee (or its delegate), as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee (or its delegate) may reasonably require.

ARTICLE XIV

CLAIMS PROCEDURE

14.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2    Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv) an explanation of the claim review procedure set forth in Section 14.3 below; and

(v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3    Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)    may submit written comments or other documents; and/or

(c)    may request a hearing, which the Committee, in its sole discretion, may grant.

14.4    Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)    specific reasons for the decision;

(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5    Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XIV is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan

14.6    Contractual Limitation. No action at law or in equity shall be brought to recover benefits under the Plan until the mandatory appeal rights described herein have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim, challenge the amount of any benefit under the Plan or bring any other action under ERISA other than a breach of fiduciary duty claim, any such judicial proceeding must be filed within the earlier date of the following: (a) 90 days after the final decision on any administrative claim for benefits submitted to the Committee; or (b) within 3 years after the date when the Claimant submits their authorization to commence payment of the Plan benefits at issue in the judicial proceeding. The evidence presented in such a judicial proceeding shall be strictly limited to the evidence timely presented to the Committee (or its designee).

ARTICLE XV

TRUST

15.1    Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company, acting through the Committee, shall establish a trust by a trust agreement with a third party, the Trustee (the “Trust”), and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Accounts for such Employer’s Participants (or such Participants’ Beneficiaries) for all periods prior to the transfer, as well as any debits and credits to such Participants’ Annual Accounts for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

15.2    Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions under the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3    Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

ARTICLE XVI
I
MISCELLANEOUS

16.1    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury Regulations and other guidance.

16.2    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under the Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3    Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.4    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7    General; Singular and Plural. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8    Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9    Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the state of New York without regard to its conflicts of laws principles.

16.10    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Director of Human Resources, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

16.11    Successors. The provisions of the Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13    Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14    No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

16.15    Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A of the Code, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code, or (b) the unpaid vested Account Balance.

16.16    Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.17    Domestic Relations Orders. Notwithstanding any provision in the Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

16.18    Code Section 409A. The Plan is intended to constitute a nonqualified deferred compensation plan within the meaning of Code Section 409A and to meet the applicable requirements thereunder, and shall be interpreted and construed consistent with such intent. Notwithstanding any provision to the contrary in this Plan, if a Participant is deemed to be a Specified Employee on the date of his Separation from Service with the Company, then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (after taking into account any applicable exceptions to such requirement), such payment shall be paid on the date that is the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 16.18 shall be paid to the Participant in accordance with the payment form and upon the payment dates specified herein.

Exhibit 10.25

Supplement A
1.    Sample Calculation of “Annual Company Restoration Matching Contribution Amount”
Assume the following values for a Participant for a Plan Year:

Eligible Compensation	$300,000
Annual Deferral Amount	$50,000
Compensation under 401(k) Plan	$250,000
Limitation under Section 401(a)(17)	$280,000
Matching Employer Contribution Percentage	70%
The Participant’s Annual Company Restoration Matching Contribution Amount for the Plan Year is equal to: 70% x 6% x ($300,000 - $250,000) = $2,100 (provided that the applicable requirements of the Plan are otherwise met).

2.    Sample Calculation of “Annual Company Restoration Basic Contribution Amount”
Assume the following values for a Participant for a Plan Year:

Eligible Compensation	$300,000
Annual Deferral Amount	$50,000
Compensation under 401(k) Plan	$250,000
Limitation under Section 401(a)(17)	$280,000
Employer Non-Elective Contribution Percentage	2.50%
The Participant’s Annual Company Restoration Basic Contribution Amount for the Plan Year is equal to: 2.50% x ($300,000 - $250,000) = $1,250 (provided that the applicable requirements of the Plan are otherwise met).

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